QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)(iv)

         This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, holders of Class A Subordinate Voting Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Magna may, in its sole discretion, take such action as it may deem necessary to extend the Offer to such shareholders in such jurisdiction.

September 6, 2007

NOTICE OF VARIATION
by
MAGNA INTERNATIONAL INC.

IN RESPECT OF ITS OFFER TO PURCHASE FOR CASH UP TO
U.S.$1,536,600,000 IN VALUE OF ITS CLASS A SUBORDINATE VOTING SHARES
AT A PURCHASE PRICE OF NOT LESS THAN U.S.$76.50 AND NOT MORE THAN U.S.$91.50
PER CLASS A SUBORDINATE VOTING SHARE

        Magna International Inc. ("Magna") hereby gives notice that it is has amended its offer, dated August 13, 2007, from an offer to purchase up to 20,000,000 of Magna's Class A Subordinate Voting Shares for an aggregate purchase price not exceeding U.S.$1,536,600,000 into an offer to purchase for cash up to U.S.$1,536,600,000 in value of Magna's Class A Subordinate Voting Shares.

        Prior to this amendment, if the Purchase Price were determined to be any price between U.S.$76.50 and U.S.$76.83, the aggregate maximum number of Class A Subordinate Voting Shares that Magna would have been required to purchase was 20,000,000. The Offer, as amended by this Notice of Variation, would no longer be subject to the limitation of 20,000,000 Class A Subordinate Voting Shares on the aggregate maximum number of shares that Magna would be required to purchase, but would remain subject to the dollar limitation of U.S.$1,536,600,000 in value.

        Accordingly, if the Purchase Price is determined to be U.S.$76.50 per Class A Subordinate Voting Share, being the minimum purchase price under the Offer, the maximum number of Class A Subordinate Voting Shares that will be purchased under the Offer will be 20,086,274. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be U.S.$91.50 per Class A Subordinate Voting Share, being the maximum purchase price under the Offer, the minimum number of Class A Subordinate Voting Shares that will be purchased under the Offer will be 16,793,442.

        This Notice of Variation should be read in conjunction with the Offer to Purchase and the Circular (which together constitute the "Offer and Circular"), each dated August 13, 2007. Except as otherwise set forth in this Notice of Variation, the terms and conditions previously set forth in the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. Unless the context requires otherwise or unless otherwise defined, defined terms used in this Notice of Variation have the same meaning as in the Offer to Purchase and the Circular. All references to the term "Offer" in the Offer to Purchase, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation mean the Offer as amended or supplemented by this Notice of Variation.

        The Expiration Date of the Offer remains unchanged with the result that the Offer will expire at 5:00 p.m. (Toronto time) on September 20, 2007, or at such later time and date to which the Offer may be extended.

        Holders of Class A Subordinate Voting Shares ("Class A Shareholders") who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on yellow paper) that accompanied the Offer to Purchase, or a facsimile thereof, and deposit it, together with certificates representing their Class A Subordinate Voting Shares and all other documents required by the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Class A Shareholders may follow the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, "Procedure for Depositing Class A Subordinate Voting Shares — Guaranteed Delivery", using the Notice of Guaranteed Delivery (printed on green paper) that accompanied the Offer to Purchase, or a facsimile thereof. A Non-Registered Class A Shareholder who wishes to deposit Class A Subordinate Voting Shares under the Offer should immediately contact such person's investment dealer, stock broker, commercial bank, trust company or other nominee in order to take the necessary steps to be able to deposit such Class A Subordinate Voting Shares under the Offer.

        Class A Shareholders who have validly deposited and not withdrawn their Class A Subordinate Voting Shares need take no further action to accept the Offer.

CURRENCY

        Except where otherwise indicated, all dollar amounts set forth in this Notice of Variation are expressed in U.S. dollars and "$" and "U.S.$" shall mean U.S. dollars. Cdn.$ shall mean Canadian dollars. On September 6, 2007, the rate of exchange was U.S.$1.00 equals Cdn.$1.0533, based on the noon rate as quoted by the Bank of Canada.

NOTICE TO HOLDERS OF CLASS B SHARES, OPTIONS AND CONVERTIBLE SECURITIES

        The Offer is made only for Class A Subordinate Voting Shares and is not made for any Class B Shares, options to acquire Class A Subordinate Voting Shares, debentures convertible into Class A Subordinate Voting Shares ("Convertible Debentures") or other securities or other rights to acquire Class A Subordinate Voting Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof, fully convert, exercise or exchange, as applicable, such Class B Shares, options, Convertible Debentures or securities or rights in order to deposit the resulting Class A Subordinate Voting Shares in accordance with the terms and conditions of the Offer. Any such conversion, exercise or exchange must occur sufficiently in advance of the Expiration Time to assure holders of Class B Shares, options, Convertible Debentures or securities or other rights to acquire Class A Subordinate Voting Shares that they will have sufficient time to comply with the procedures for depositing Class A Subordinate Voting Shares to the Offer.

INFORMATION FOR UNITED STATES CLASS A SHAREHOLDERS

        The enforcement by Class A Shareholders of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that Magna exists under the laws of the Province of Ontario, Canada, some of its officers and directors are not residents of the United States and that all or a substantial portion of their respective assets may be located outside of the United States. Enforcement of civil liabilities under United States federal securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada. You may not be able to sue an Ontario corporation or its respective officers or directors in a Canadian court for violations of United States securities laws. It may be difficult to compel an Ontario corporation and its affiliates to subject themselves to a judgment by a U.S. court.

        Class A Shareholders should be aware that acceptance of the Offer will have certain tax consequences under United States and Canadian law. Such consequences may not be described fully in the Circular and Class A Shareholders should consult their tax advisors with respect to those consequences. See Section 9 of the Circular, "Income Tax Consequences".

        Magna has filed with the United States Securities and Exchange Commission ("SEC") an Issuer Tender Offer Statement on Schedule TO dated August 14, 2007 and amendments thereto dated August 15, August 22 and September 6, 2007 with respect to the Offer pursuant to Section 13(e)(1) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13e-4(c)(2) promulgated thereunder.

AVAILABLE INFORMATION

        In addition to the requirements of applicable securities laws in the provinces and territories of Canada, Magna is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and furnishes other information with the SEC relating to its business, financial condition and other matters. Magna has filed an Issuer Tender Offer Statement on Schedule TO dated August 14, 2007 and amendments thereto dated August 15, August 22 and September 6, 2007 with the SEC with respect to the Offer. Such tender offer statement and the periodic reports filed and other information furnished by Magna may be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of this Internet site is www.sec.gov.

NOTICE OF VARIATION

September 6, 2007

To the Holders of Class A Subordinate Voting Shares of Magna International Inc.

        By notice to the Depositary and as set forth in this Notice of Variation, Magna has varied its Offer to Purchase dated August 13, 2007 pursuant to which Magna is offering to purchase its Class A Subordinate Voting Shares for cash up to $1,536,600,000 in value of its Class A Subordinate Voting Shares.

        Except as otherwise set forth in this Notice of Variation, the terms and conditions of Magna's Offer to Purchase continue to be applicable in all respects and this Notice of Variation should be read in conjunction with the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the provisions of which are incorporated herein by reference. Unless the context requires otherwise or unless otherwise defined, defined terms used in this Notice of Variation have the same meaning as in the Offer to Purchase and the Circular. All references to the term "Offer" in the Offer to Purchase, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation mean the Offer to Purchase as amended or supplemented by this Notice of Variation.

1.     VARIATION OF THE OFFER

        Magna has varied and amended the Offer from an offer to purchase up to 20,000,000 of Magna's Class A Subordinate Voting Shares for an aggregate purchase price not exceeding $1,536,600,000 into an offer to purchase for cash up to $1,536,600,000 in value of Magna's Class A Subordinate Voting Shares, pursuant to (i) Auction Tenders at prices of not less than $76.50 and not more than $91.50 per Class A Subordinate Voting Share, in increments of $0.10 per Class A Subordinate Voting Share, as specified by such Class A Shareholders, or (ii) Purchase Price Tenders, in either case, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Prior to this amendment, if the Purchase Price were determined to be any price between $76.50 and $76.83, the aggregate maximum number of Class A Subordinate Voting Shares that Magna would have been required to purchase was 20,000,000. The Offer, as amended by this Notice of Variation, would no longer be subject to the limitation of 20,000,000 Class A Subordinate Voting Shares on the aggregate maximum number of shares that Magna would be required to purchase, but would remain subject to the dollar limitation of $1,536,600,000 in value.

        Accordingly, if the Purchase Price is determined to be $76.50 per Class A Subordinate Voting Share, being the minimum purchase price under the Offer, the maximum number of Class A Subordinate Voting Shares that will be purchased under the Offer will be 20,086,274. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $91.50 per Class A Subordinate Voting Share, being the maximum purchase price under the Offer, the minimum number of Class A Subordinate Voting Shares that will be purchased under the Offer will be 16,793,442.

2.     RECENT DEVELOPMENTS

        On August 28, 2007, Magna announced that its Shareholders had approved the Arrangement, including the acquisition of Magna's outstanding Class B Shares (other than the Class B Shares indirectly controlled by the Stronach Trust) at a special meeting of Shareholders held to consider the Arrangement. On August 30, 2007, Magna announced that the Plan of Arrangement received final Court approval. Magna also announced on such date that the TSX has granted its conditional approval for the issuance and listing of the 20,000,000 Class A Subordinate Voting Shares pursuant to the Arrangement and that the European Commission has granted merger control clearance of the Arrangement. The closing of the Arrangement is expected to occur in late September 2007.

3.     TIME FOR ACCEPTANCE

        The Expiration Date of the Offer remains unchanged with the result that the Offer will expire at 5:00 p.m. (Toronto time) on September 20, 2007, or at such later time and date to which the Offer may be extended.

4.     MANNER OF ACCEPTANCE

        The procedure for accepting the Offer is described in Section 3 of the Offer to Purchase, "Procedure for Depositing Class A Subordinate Voting Shares".

5.     TAKE-UP AND PAYMENT FOR DEPOSITED CLASS A SUBORDINATE VOTING SHARES

        If all conditions referred to in Section 5 of the Offer to Purchase, "Certain Conditions of the Offer", have been satisfied or waived by Magna at or prior to the Expiration Time, after Magna has determined the Purchase Price in accordance with Section 1 of the Offer to Purchase, "Purchase Price", Magna will take up Class A Subordinate Voting Shares validly deposited to the Offer promptly after the Expiration Time. Magna will pay for Class A Subordinate Voting Shares within three Business Days after taking up such shares.

        Class A Shareholders are referred to Section 6 of the Offer to Purchase, "Acceptance for Payment and Payment for Class A Subordinate Voting Shares", for further details as to the payment for Class A Subordinate Voting Shares under the Offer.

6.     WITHDRAWAL OF DEPOSITED CLASS A SUBORDINATE VOTING SHARES

        Except as otherwise stated in Section 4 of the Offer to Purchase, "Withdrawal Rights", all deposits of Class A Subordinate Voting Shares pursuant to the Offer will be irrevocable. Class A Subordinate Voting Shares deposited pursuant to the Offer may be withdrawn pursuant to Section 4 of the Offer to Purchase, "Withdrawal Rights", by or on behalf of the depositing Class A Shareholder: (i) at any time when the Class A Subordinate Voting Shares have not been taken up by Magna; (ii) at any time before the expiration of 10 days from the date that a notice of change or variation (other than a variation that (a) consists solely of an increase in the consideration offered for the Class A Subordinate Voting Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (b) consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 7 of the Offer to Purchase, "Extension and Variation of the Offer"; and (iii) if the Class A Subordinate Voting Shares have not been paid for by Magna within three Business Days after having been taken up.

        Class A Shareholders are referred to Section 4 of the Offer to Purchase, "Withdrawal Rights", for a description of the procedures for exercising the right to withdraw Class A Subordinate Voting Shares deposited under the Offer.

7.     STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides Class A Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Class A Shareholders. However, such rights must be exercised within prescribed time limits. Class A Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

8.     CONSEQUENTIAL AMENDMENTS

        Magna is making the following amendments to the Offer and Circular, all of which are a direct consequence of the change in the Offer described in Section 1 of this Notice of Variation and do not otherwise affect the substance of the Offer:

        a)    The caption under Magna's name on the title page of the Offer and Circular is amended and restated to read as follows:

        OFFER TO PURCHASE FOR CASH UP TO U.S.$1,536,600,000 IN VALUE OF ITS CLASS A SUBORDINATE VOTING SHARES AT A PURCHASE PRICE OF NOT LESS THAN U.S.$76.50 AND NOT MORE THAN U.S.$91.50 PER CLASS A SUBORDINATE VOTING SHARE

        b)    The first sentence of the first paragraph on the title page of the Offer and Circular is amended and restated to read as follows:

        Magna International Inc. ("Magna" or the "Corporation") hereby offers (the "Offer") to purchase for cash from holders ("Class A Shareholders") of Class A Subordinate Voting Shares in the capital of Magna (the "Class A Subordinate Voting Shares") up to U.S.$1,536,600,000 in value of its Class A Subordinate Voting Shares, pursuant to (i) auction tenders at prices specified by the depositing Class A Shareholders of not less than U.S.$76.50 and not more than U.S.$91.50 per Class A Subordinate Voting Share ("Auction Tenders"), in increments of U.S.$0.10 per Class A Subordinate Voting Share, as specified by such Class A Shareholder, or (ii) purchase price tenders without specifying a price ("Purchase Price Tenders"), in either case upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and Circular (the "Circular") and in the accompanying letter of transmittal ("Letter of Transmittal").

        c)    The first sentence in the third paragraph on the page immediately following the title page of the Offer and Circular is amended and restated to read as follows:

        If more Class A Subordinate Voting Shares are validly deposited for purchase at the Purchase Price than can be purchased for U.S.$1,536,600,000, the deposited Class A Subordinate Voting Shares will be purchased on a pro rata basis according to the number of Class A Subordinate Voting Shares validly deposited, or deemed to be deposited, by

Class A Shareholders pursuant to the Offer, except that deposits by holders of Odd Lots will not be subject to pro ration.

        d)    On page 5 of the Offer and Circular, the fourth sentence in response to the question "WHAT WILL THE PURCHASE PRICE FOR THE CLASS A SUBORDINATE VOTING SHARES BE?" in the Summary Term Sheet is amended and restated to read as follows:

        We will then select a single price which will be the lowest price per share that will enable us to buy up to $1,536,600,000 in value of our Class A Subordinate Voting Shares.

        e)    On page 5 of the Offer and Circular, the response to the question "HOW MANY CLASS A SUBORDINATE VOTING SHARES WILL MAGNA PURCHASE IN THE OFFER?" in the Summary Term Sheet is amended and restated to read as follows:

        We are offering to purchase for cash up to $1,536,600,000 in value of Class A Subordinate Voting Shares. We will determine the exact number of Class A Subordinate Voting Shares to be purchased only after the expiration of the Offer. At the maximum purchase price of $91.50 per share, we could purchase 16,793,442 Class A Subordinate Voting Shares, which would represent approximately 15% of our issued and outstanding Class A Subordinate Voting Shares as of August 10, 2007. At the minimum purchase price of $76.50 per share, we could purchase 20,086,274 Class A Subordinate Voting Shares, which would represent approximately 18% of our issued and outstanding Class A Subordinate Voting Shares as of August 10, 2007. The Offer is not conditioned on any minimum number of Class A Subordinate Voting Shares being tendered. See Section 2 of this Offer to Purchase.

        If, based on the purchase price we determine, the number of Class A Subordinate Voting Shares tendered would result in an aggregate purchase price that exceeds $1,536,600,000, we will pro-rate the number of Class A Subordinate Voting Shares purchased from each Class A Shareholder. However, tenders of Class A Subordinate Voting Shares by Class A Shareholders who own less than 100 Class A Subordinate Voting Shares (known as "odd lots") will not be pro-rated if all such Class A Shareholders' Class A Subordinate Voting Shares are tendered into the Offer.

        f)     On page 10 of the Offer and Circular, the definition of "Offer" is amended and restated to read as follows:

        "Offer" means the offer by Magna hereunder to purchase from Class A Shareholders up to $1,536,600,000 in value of its Class A Subordinate Voting Shares, at a Purchase Price per Class A Subordinate Voting Share which will be not less than $76.50 and not more than $91.50, on and subject to the terms and conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal.

        g)    On page 13 of the Offer and Circular, the first sentence under the heading "To the Holders of Class A Subordinate Voting Shares of Magna International Inc.:" is amended and restated to read as follows:

        Magna hereby offers to purchase for cash from Class A Shareholders up to $1,536,600,000 in value of its Class A Subordinate Voting Shares, pursuant to (i) Auction Tenders at prices of not less than $76.50 and not more than $91.50 per Class A Subordinate Voting Share, in increments of $0.10 per Class A Subordinate Voting Share, as specified by such Class A Shareholder, or (ii) Purchase Price Tenders, in either case upon the terms and subject to the conditions set forth in this Offer to Purchase and Circular and in the accompanying Letter of Transmittal.

        h)    On page 14 of the Offer and Circular, the first sentence of the second paragraph under the heading "1. PURCHASE PRICE" is amended and restated to read as follows:

        The Purchase Price will be the lowest price of not less than $76.50 per Class A Subordinate Voting Share and not more than $91.50 per Class A Subordinate Voting Share at which Class A Subordinate Voting Shares have been deposited or have been deemed to be deposited that will enable Magna to purchase the maximum number of Deposited Shares having an aggregate purchase price not exceeding $1,536,600,000.

        i)     On page 14 of the Offer and Circular, the first sentence of the first paragraph under the heading "2. NUMBER OF CLASS A SUBORDINATE VOTING SHARES; PRO RATION" is amended and restated to read as follows:

        Subject to the satisfaction or waiver by Magna of the conditions of the Offer, Magna will purchase, at the Purchase Price, the Deposited Shares up to a maximum aggregate purchase price of $1,536,600,000.

        j)     On page 14 of the Offer and Circular, the third sentence of the first paragraph under the heading "2. NUMBER OF CLASS A SUBORDINATE VOTING SHARES; PRO RATION" is amended and restated to read as follows:

        If the Purchase Price is determined to be $76.50 per Class A Subordinate Voting Share, the minimum purchase price under the Offer, the maximum number of Class A Subordinate Voting Shares that will be purchased under the Offer is 20,086,274.

        k)    On page 14 of the Offer and Circular, the third sentence of the second paragraph under the heading "2. NUMBER OF CLASS A SUBORDINATE VOTING SHARES; PRO RATION" is amended and restated to read as follows:

        The Offer may result in the purchase by Magna of up to 20,086,274 Class A Subordinate Voting Shares (based on a Purchase Price equal to the minimum price per Class A Subordinate Voting Share of $76.50), representing approximately 18% of the total number of then issued and outstanding Class A Subordinate Voting Shares following completion of the Arrangement.

        l)     On page 14 of the Offer and Circular, the first sentence of the fourth paragraph under the heading "2. NUMBER OF CLASS A SUBORDINATE VOTING SHARES; PRO RATION" is amended and restated to read as follows:

        If the number of Deposited Shares (not withdrawn in accordance with Section 4 of this Offer to Purchase, "Withdrawal Rights") tendered pursuant to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders would result in an aggregate purchase price in excess of $1,536,600,000, such Deposited Shares will be purchased on a pro rata basis according to the number of Class A Subordinate Voting Shares deposited or deemed to be deposited at or below the Purchase Price by the depositing Class A Shareholders (with adjustments to avoid the purchase of fractional Class A Subordinate Voting Shares), except that Odd Lot deposits will not be subject to pro ration.

        m)   On page 14 of the Offer and Circular, the first sentence in the Circular is amended and restated to read as follows:

        This Circular is being furnished in connection with the accompanying Offer by Magna to purchase up to $1,536,600,000 in value of its Class A Subordinate Voting Shares, for not less than $76.50 and not more than $91.50 per Class A Subordinate Voting Share.

        n)    On page 27 of the Offer and Circular, the fourth sentence under the heading "Liquidity of Market" in the Section entitled "3. Purpose and Effect of the Offer" is amended and restated to read as follows:

        If the Arrangement is completed, in the event that Magna purchases 20,086,274 Class A Subordinate Voting Shares (the maximum number of Class A Subordinate Voting Shares that may be purchased pursuant to the Offer) and none of the "related parties" deposit their Class A Subordinate Voting Shares pursuant to the Offer, the "public float" will comprise approximately 82,640,326 Class A Subordinate Voting Shares (assuming no exercise of options or conversion of Class B Shares or Convertible Debentures), excluding the 20,605,000 Class A Subordinate Voting Shares held by Newco and its subsidiaries.

        o)    On page 28 of the Offer and Circular, subsection (c) in the fourth paragraph under the heading "Liquidity of Market" in the Section entitled "3. Purpose and Effect of the Offer" is amended and restated to read as follows:

        (c)   the effect that the purchase of up to 20,086,274 Class A Subordinate Voting Shares by Magna would have on the aggregate shareholdings of related parties of Magna.

        p)    On page 35 of the Offer and Circular, the third sentence of the second paragraph is amended and restated to read as follows:

        If Magna purchases 20,086,274 Class A Subordinate Voting Shares (the maximum number of Class A Subordinate Voting Shares that could be purchased under the Offer), then Newco would indirectly hold 100% of the outstanding Class B Shares and approximately 18% of the outstanding Class A Subordinate Voting Shares, representing approximately 73% of the votes attached to all the Class A Subordinate Voting Shares and Class B Shares then outstanding.

        Magna is further revising the Letter of Transmittal to delete the phrase "up to 20,000,000 Class A Subordinate Voting Shares" contained in the last paragraph of page 3 thereof.

9.     DIRECTORS' APPROVAL

        The sending of this Notice of Variation has been authorized by the Board of Directors of Magna.

CERTIFICATE

September 6, 2007

        The Board of Directors of Magna has approved the contents of the Notice of Variation dated September 6, 2007, and the sending, communicating or delivery of the Notice of Variation to the securityholders of Magna. The Notice of Variation, the Offer to Purchase and the Circular contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, nor do they contain any misrepresentation likely to affect the value or the market price of the Class A Subordinate Voting Shares within the meaning of the Securities Act (Québec).

(Signed) DONALD J. WALKER Co-Chief Executive Officer	(Signed) VINCENT J. GALIFI Executive Vice President and Chief Financial Officer
(Signed) MICHAEL D. HARRIS Director	(Signed) DONALD RESNICK Director

        The Letter of Transmittal, the Notice of Guaranteed Delivery, certificates representing Class A Subordinate Voting Shares and any other required documents should be sent or delivered by each depositing Class A Shareholder of Magna or the Class A Shareholder's investment dealer, stock broker, commercial bank, trust company or other nominee to the Depositary at one of its addresses below:

The Depositary for the Offer is:
Computershare Investor Services Inc.

By Regular Mail
P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario, Canada
M5C 3H2
Attention: Corporate Actions

By Registered Mail, Hand or by Courier

100 University Avenue
9th Floor
Toronto, Ontario, Canada
M5J 2Y1
Attention: Corporate Actions

Toll Free:  1-800-564-6253
 Facsimile:  (905) 771-4082
 E-Mail:  corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at its addresses and telephone and facsimile numbers set forth above. Additional copies of the Offer to Purchase and Circular, this Notice of Variation, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Class A Shareholders may also contact their investment dealer, stock broker, commercial bank, trust company or other nominee for assistance concerning the Offer.

QuickLinks

CURRENCY
NOTICE TO HOLDERS OF CLASS B SHARES, OPTIONS AND CONVERTIBLE SECURITIES
INFORMATION FOR UNITED STATES CLASS A SHAREHOLDERS
AVAILABLE INFORMATION
NOTICE OF VARIATION
CERTIFICATE
The Depositary for the Offer is: Computershare Investor Services Inc.
By Registered Mail, Hand or by Courier